UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2006

NATIONAL RETAIL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-11290	56-1431377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue Suite 900 Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (407) 265-7348

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 16, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of National Retail Properties, Inc. (the “Company”) approved an employment agreement between the Company and Julian E. Whitehurst, its President and Chief Operating Officer, and an employment agreement between the Company and Kevin B. Habicht, its Executive Vice President and Chief Financial Officer. Each agreement is effective as of August 17, 2006 and amends and restates the prior employment agreements of Mr. Whitehurst and Mr. Habicht, dated February 1, 2003 and January 1, 1998, respectively. Each agreement is effective for a term of three years and is subject to automatic successive two-year renewals unless a party notifies the other party, in writing, of non-renewal at least 180 days before expiration of the respective term. Mr. Whitehurst’s agreement provides for an initial annual base salary of $286,520, which salary may be increased by the Committee as it deems advisable. Mr. Habicht’s agreement provides for an initial annual base salary of $280,800, which salary may be increased by the Committee as it deems advisable. Both agreements also provide for participation in any bonus and equity incentive plans developed by the Company, benefits generally available to senior executives of the Company, and other benefits, such as a monthly car allowance, long-term disability coverage and life insurance benefits.

Each agreement also contains severance provisions that call for payment to Mr. Whitehurst or Mr. Habicht, as the case may be, of the following amounts in the event that they are terminated without “cause” or they resign for “good reason”:

•	accrued and unpaid salary through the date of termination;

•	a cash payment equal to 250% of his annual salary;

•	a cash payment equal to 250% of his average annual bonus for the last three years of employment under the agreement;

•	immediate vesting of his restricted stock awards, stock options, and other equity awards;

•	for a period of one year after termination (but in no event after Mr. Whitehurst or Mr. Habicht become eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and

•	in the event of such a termination upon or after a “change of control,” a prorated annual bonus at the target level for the year in which termination occurred.

In the event that either employment agreement naturally terminates at the end of its term because the Company elects not to renew, Mr. Whitehurst and Mr. Habicht each will be entitled to the following severance payments:

•	accrued and unpaid salary through the date of termination;

•	a cash payment equal to 200% of his annual salary if the non-renewal is at the end of the initial three-year term or equal to 100% of his annual salary if the non-renewal is at the end of any subsequent renewal term;

•	if non-renewal is at the end of the initial three-year term, immediate vesting of his restricted stock awards, stock options and other equity awards that are exclusively time-based vesting;

•	for a period of one year after termination (but in no event after Mr. Whitehurst or Mr. Habicht become eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and

•	a prorated annual bonus at the target level for the year in which termination occurred.

In addition to the foregoing payments, Mr. Whitehurst and Mr. Habicht each will be entitled to gross-up payments to the extent such payments result in the imposition of excise tax, interest or penalties.

Each agreement contains non-competition and non-solicitation provisions applicable during the term and for one year after the termination of Mr. Whitehurst’s or Mr. Habicht’s employment (other than in the event of a “change of control” and subsequent termination by the Company without “cause,” or by Mr. Whitehurst or Mr. Habicht for “good reason,” or a termination due to non-renewal by the Company at the first time on or after a “change of control” that the agreement is up for renewal), as the case may be.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated as of August 17, 2006, by and between National Retail Properties, Inc. and Julian E. Whitehurst.

10.2	Employment Agreement, dated as of August 17, 2006, by and between National Retail Properties, Inc. and Kevin B. Habicht.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Kevin B. Habicht
Name:	Kevin B. Habicht
Title:	Executive Vice President and Chief Financial Officer

Dated: August 21, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of August 17, 2006, by and between National Retail Properties, Inc. and Julian E. Whitehurst.

10.2	Employment Agreement, dated as of August 17, 2006, by and between National Retail Properties, Inc. and Kevin B. Habicht.